Exhibit 99.1

News Release

Contact:	Baker Hughes Incorporated
Gary R. Flaharty (713) 439-8039	P.O. Box 4740
H. Gene Shiels (713) 439-8622	Houston, Texas 77210-4740
Baker Hughes Announces Record Second Quarter Results
     HOUSTON, Texas — July 28, 2006. Baker Hughes Incorporated (BHI — NYSE; EBS) today announced that in accordance with generally accepted accounting principles (GAAP), income from continuing operations for the second quarter 2006 was $1,395.0 million or $4.14 per diluted share compared to $218.0 million or $0.64 per diluted share for the second quarter 2005 and $318.8 million or $0.93 per diluted share for the first quarter 2006.
     Net income for the second quarter 2006 was $1,395.0 million or $4.14 per diluted share compared to $218.8 million or $0.64 per diluted share for the second quarter 2005 and $339.2 million or $0.99 per diluted share for the first quarter 2006.
     Operating profit, which is a non-GAAP measure comprised of income from continuing operations excluding the impact of certain identified non-operational items, was $359.8 million or $1.07 per diluted share for the second quarter of 2006 compared to $218.0 million or $0.64 per diluted share for the second quarter 2005 and $318.8 million or $0.93 per diluted share for the first quarter 2006. The non-operational item in the second quarter of 2006 related to the pre-tax gain of $1,743.5 million ($1,035.2 million after tax), recorded as a gain on the sale of our interest in affiliate, resulting from the sale of our 30% interest in WesternGeco, our seismic joint venture with Schlumberger Limited, to Schlumberger on April 28, 2006 for $2.4 billion in cash. There were no non-operational items in the first quarter of 2006 or any quarter of 2005. Income from continuing operations is reconciled to operating profit in the section titled Reconciliation of GAAP Results and Operating Results in this news release.
     In addition to the sale of our interest in WesternGeco referenced above, second quarter results include a $0.05 per diluted share favorable tax benefit. Of this amount, $0.04 per diluted share is attributable to certain favorable items related to foreign operations which are discrete to the quarter and which we do not expect to recur, and $0.01 per diluted share is attributable to the reduction of the company’s estimated effective tax rate for the twelve months ending December 31, 2006.

     Revenue for the second quarter 2006 was $2,203.3 million, up 25% compared to $1,768.4 million for the second quarter 2005 and up 7% compared to $2,062.0 million for the first quarter 2006.
     Chad C. Deaton, Baker Hughes chairman and chief executive officer, said, “Q2 was another strong quarter for Baker Hughes. Price realization accelerated in the quarter; driving strong year-over-year incremental margins. In this environment our customers are demonstrating that they value Baker Hughes’ execution and reliability. Results from North America were strong and we were pleased with the ongoing growth outside of North America — particularly in the Middle East.
     “We are investing in the technology and people we will need to provide growth in future years. As demonstrated by our recent internal technology reviews, we are well poised to continue to roll-out Best-in-Class technologies throughout our four regions. Our global hiring and training programs are on pace to deliver the highly skilled, diverse workforce we will need in the future.
     “We remain confident in the outlook for sustained market growth for the next several years — particularly in the Eastern Hemisphere. The entire industry will continue to be challenged to provide energy to meet global demand assuming a continuation of robust global economic growth.”
     Mr. Deaton concluded, “In North America the long-term natural gas market fundamentals, which have driven sustained high levels of drilling activity, remain in place. However, we would not be surprised to see a short-term decline in drilling activity if supplies exceed storage capacity. We believe that any correction in North America gas-directed drilling activity will be relatively short in duration, resulting in a rapid rebalancing of the North American gas market and a return to higher levels of activity.”
     During the second quarter of 2006, debt decreased $7.1 million to $1,076.2 million, and cash and short-term investments increased $1,331.4 million to $1,973.5 million. In the second quarter of 2006, the company’s capital expenditures were $208.1 million, depreciation and amortization was $104.6 million and dividend payments were $44.1 million.
     During the second quarter of 2006, the company repurchased 12.1 million shares of common stock at an average price of $82.01 for a total of $992.6 million. As of June 30, 2006, the company had authorization remaining to repurchase approximately $1.1 billion in common stock.

Financial Information
Consolidated Statements of Operations

	Three Months Ended
(In millions, except per share amounts)	June 30,		March 31,
UNAUDITED	2006	2005	2006

Revenues	$2,203.3	$1,768.4	$2,062.0

Costs and Expenses:
Cost of revenues	1,422.6	1,215.8	1,349.5
Selling, general and administrative	292.2	252.0	272.1

Total costs and expenses	1,714.8	1,467.8	1,621.6

Operating income	488.5	300.6	440.4
Equity in income of affiliates	11.3	18.2	48.2
Gain on sale of interest in affiliate	1,743.5	—	—
Interest expense	(17.0)	(16.7)	(16.5)
Interest and dividend income	24.2	3.3	7.3

Income from continuing operations before income taxes	2,250.5	305.4	479.4
Income taxes	(855.5)	(87.4)	(160.6)

Income from continuing operations	1,395.0	218.0	318.8
Income from discontinued operations, net of tax	—	0.8	20.4

Net income	$1,395.0	$218.8	$339.2

Basic earnings per share:
Income from continuing operations	$4.15	$0.65	$0.93
Income from discontinued operations	—	—	0.06

Net income	$4.15	$0.65	$0.99

Diluted earnings per share:
Income from continuing operations	$4.14	$0.64	$0.93
Income from discontinued operations	—	—	0.06

Net income	$4.14	$0.64	$0.99

Weighted average shares outstanding, basic (thousands)	335,830	338,604	341,198
Weighted average shares outstanding, diluted (thousands)	337,364	340,442	342,650

Depreciation and amortization expense	$104.6	$93.5	$100.0

Capital expenditures	$208.1	$113.7	$159.1

Financial Information
Consolidated Statements of Operations

	Six Months Ended
(In millions, except per share amounts)	June 30,
UNAUDITED	2006	2005

Revenues	$4,265.3	$3,411.3

Costs and Expenses:
Cost of revenues	2,772.1	2,371.4
Selling, general and administrative	564.3	472.9

Total costs and expenses	3,336.4	2,844.3

Operating income	928.9	567.0
Equity in income of affiliates	59.5	38.7
Gain on sale of interest in affiliate	1,743.5	—
Interest expense	(33.5)	(35.3)
Interest and dividend income	31.5	5.2

Income from continuing operations before income taxes	2,729.9	575.6
Income taxes	(1,016.1)	(179.2)

Income from continuing operations	1,713.8	396.4
Income from discontinued operations, net of tax	20.4	2.2

Net income	$1,734.2	$398.6

Basic earnings per share:
Income from continuing operations	$5.06	$1.18
Income from discontinued operations	0.06	—

Net income	$5.12	$1.18

Diluted earnings per share:
Income from continuing operations	$5.04	$1.17
Income from discontinued operations	0.06	—

Net income	$5.10	$1.17

Weighted average shares outstanding, basic (thousands)	338,551	337,983
Weighted average shares outstanding, diluted (thousands)	340,043	339,824

Depreciation and amortization expense	$204.7	$185.9

Capital expenditures	$367.2	$199.3

Reconciliation of GAAP and Operating Profit
     The following table reconciles GAAP and operating profits referenced in this news release.
Reconciliation of GAAP and Operating Profit
(for the three months ended June 30, 2006)

	Profit		Profit	Diluted
UNAUDITED	Before		After	Earnings
(In millions except earnings per share)	Tax	Tax	Tax	Per Share
Income from continuing operations (GAAP)	$2,250.5	(855.5)	$1,395.0	$4.14
Less non-operational items:
Gain on sale of interest in WesternGeco	1,743.5	(708.3)	1,035.2	3.07

Operating results, excluding the impact of Non-operational items	$507.0	$(147.2)	$359.8	$1.07

1  Operating profit before tax and operating profit after tax are non-GAAP measures comprised of income from continuing operations excluding the impact of certain identified non-operational items. The non-operational item in the second quarter of 2006 related to the pre-tax gain of $1,743.5 million ($1,035.2 million after tax) from the sale of our 30% interest in WesternGeco, our seismic joint venture with Schlumberger Limited, to Schlumberger on April 28, 2006 for $2.4 billion in cash. There were no non-operational items in the first quarter of 2006 or any quarter of 2005. The company believes that operating profit is useful to investors because it is a consistent measure of the underlying results of the company’s business. Furthermore, management uses operating profit internally as a measure of the performance of the company’s operations. Income from continuing operations is reconciled to operating profit in this section of this news release. Reconciliation of GAAP and operating profits for historical periods can be found on the company’s website at www.bakerhughes.com/investor.
Calculation of EBIT and EBITDA (non-GAAP measures)1

	Three Months Ended
UNAUDITED	June 30,			March 31,
(In millions)	2006		2005	2006
Income from continuing operations before income taxes	$2,250.5	[2]	$305.4	$479.4
Gain on sale of interest in affiliate	(1,743.5)		—	—

Operating income (Income from continuing operations before income taxes excluding gain on sale of interest in WesternGeco)	$507.0		$305.4	$479.4
Interest expense	17.0		16.7	16.5

Earnings before interest expense and taxes (EBIT)	524.0		322.1	495.9
Depreciation and amortization expense	104.6		93.5	100.0

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$628.6		$415.6	$595.9

1  EBIT and EBITDA are non-GAAP measurements. Management uses EBIT and EBITDA because it believes that such measurements are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measurements may be used by investors to make informed investment decisions.
2   Includes the pre-tax gain on the sale of our interest in WesternGeco sold to Schlumberger on April 28, 2006 recorded as a gain on sale of interest in affiliate.

Consolidated Balance Sheets

	UNAUDITED	AUDITED
(In millions)	June 30, 2006	December 31, 2005

ASSETS
Current Assets:
Cash and cash equivalents	$1,509.0	$697.0
Short-term investments	464.5	77.0
Accounts receivable, net	1,890.9	1,673.4
Inventories	1,317.3	1,126.3
Deferred income taxes	174.8	181.2
Other current assets	69.0	68.6
Assets of discontinued operations	—	16.6

Total current assets	5,425.5	3,840.1

Investments in affiliates	19.5	678.9
Property, net	1,509.6	1,355.5
Goodwill	1,339.5	1,315.8
Intangible assets, net	191.9	163.4
Other assets	449.6	453.7

Total assets	$8,935.6	$7,807.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$573.8	$558.1
Short-term borrowings	0.3	9.9
Accrued employee compensation	373.9	424.5
Income taxes	469.7	141.5
Other accrued liabilities	269.8	222.9
Liabilities of discontinued operations	—	3.8

Total current liabilities	1,687.5	1,360.7

Long-term debt	1,075.9	1,078.0
Deferred income taxes and other tax liabilities	346.5	228.1
Pensions and postretirement benefit obligations	350.8	336.1
Other liabilities	94.1	106.7

Stockholders’ Equity:
Common stock	329.9	341.5
Capital in excess of par value	2,301.5	3,293.5
Retained earnings	2,908.8	1,263.2
Accumulated other comprehensive loss	(159.4)	(188.0)
Unearned compensation	—	(12.4)

Total stockholders’ equity	5,380.8	4,697.8

Total liabilities and stockholders’ equity	$8,935.6	$7,807.4

Segment Highlights
     We report our results under three segments: Drilling and Evaluation, which consists of the Baker Atlas, Baker Hughes Drilling Fluids, Hughes Christensen, and INTEQ divisions; Completion and Production, which consists of the Baker Oil Tools, Baker Petrolite, and Centrilift divisions and our ProductionQuest (formerly Production Optimization) business unit; and WesternGeco, which was our 30% interest in the WesternGeco seismic joint venture with Schlumberger Limited, that was sold to Schlumberger on April 28, 2006. In this news release “Oilfield Operations” refers to the combination of the Drilling and Evaluation and the Completion and Production segments. The results of Oilfield Operations and WesternGeco are reported as “Total Oilfield.” Historical information on these segments from the first quarter of 2001 through the second quarter of 2006 can be found on our website at www.bakerhughes.com/investor in the “investor relations/financial information” section.
     Operational highlights for the three months ended June 30, 2006, June 30, 2005 and March 31, 2006 are detailed below. All results are unaudited and shown in millions.
Comparison of Quarters — Year over Year
(For the Three Months Ended June 30, 2006 and 2005)

	Revenue		Operating Profit Before Tax[1]
	Q2 2006	Q2 2005	Q2 2006	Q2 2005
Drilling and Evaluation	$1,118.4	$893.7	$290.1	$177.3
Completion and Production	1,084.9	873.8	248.2	174.4

Oilfield Operations	2,203.3	1,767.5	538.3	351.7
WesternGeco	—	—	10.8	18.5

Total Oilfield	2,203.3	1,767.5	549.1	370.2

Interest expense	—	—	(17.0)	(16.7)
Interest and dividend income	—	—	24.2	3.3
Corporate and other	—	0.9	(49.3)	(51.4)

Corporate, net interest and other	—	0.9	(42.1)	(64.8)

Total	$2,203.3	$1,768.4	$507.0	$305.4

Comparison of Quarters — Sequential
(For the Three Months Ended June 30, 2006 and March 31, 2006)

	Revenue		Operating Profit Before Tax[1]
	Q2 2006	Q1 2006	Q2 2006	Q1 2006
Drilling and Evaluation	$1,118.4	$1,084.5	$290.1	$280.3
Completion and Production	1,084.9	977.5	248.2	207.7

Oilfield Operations	2,203.3	2,062.0	538.3	488.0
WesternGeco	—	—	10.8	47.9

Total Oilfield	2,203.3	2,062.0	549.1	535.9

Interest expense	—	—	(17.0)	(16.5)
Interest and dividend income	—	—	24.2	7.3
Corporate and other	—	—	(49.3)	(47.3)

Corporate, net interest and other	—	—	(42.1)	(56.5)
Total	$2,203.3	$2,062.0	$507.0	$479.4

1  Operating profit before tax and operating profit after tax are non-GAAP measures comprised of income from continuing operations excluding the impact of certain identified non-operational items. The non-operational item in the second quarter of 2006 related to the pre-tax gain of $1,743.5 million ($1,035.2 million after tax) from the sale of our 30% interest in WesternGeco, our seismic joint venture with Schlumberger, to Schlumberger on April 28, 2006 for $2.4 billion in cash. There were no non-operational items in the first quarter of 2006 or any quarter of 2005. The company believes that operating profit is useful to investors because it is a consistent measure of the underlying results of the company’s business. Furthermore, management uses operating profit internally as a measure of the performance of the company’s operations. Income from continuing operations is reconciled to operating profit in the section titled Reconciliation of GAAP and Operating Profits in this news release. Reconciliation of GAAP and operating profits for historical periods can be found on the company’s website at www.bakerhughes.com/investor.

Oilfield Operations
     Unless otherwise noted, all comments in this section refer to Oilfield Operations, excluding WesternGeco.
     The following table details the percentage change in revenue in the second quarter 2006 compared to the second quarter 2005 and first quarter 2006.
Comparison of Revenue
(For the Three Months Ended June 30, 2006 Compared to the
Three Months Ended June 30, 2005 and March 31, 2006)
UNAUDITED

	June 30, 2005	March 31, 2006

Baker Atlas	12%	1%

Baker Hughes Drilling Fluids	31%	4%

Hughes Christensen	34%	-1%

INTEQ	28%	6%

Drilling & Evaluation Segment	25%	3%

Baker Oil Tools	28%	17%

Baker Petrolite	11%	4%

Centrilift	25%	7%

Completion & Production Segment[1]	24%	11%

Oilfield Operations	25%	7%
1   Includes the ProductionQuest (formerly Production Optimization) business unit
     Oilfield Operations revenue was up 25% in the second quarter of 2006 compared to the second quarter of 2005, and up 7% sequentially compared to the first quarter of 2006. Operating profit before tax was up 53% compared to the second quarter of 2005 and up 10% sequentially compared to the first quarter of 2006. The quarterly year-over-year incremental pre-tax margin (a non-GAAP measure of the change in operating profit before tax divided by the change in revenue) was 43%. The pre-tax operating margin (a non-GAAP measure of operating profit before tax divided by revenue) in the second quarter of 2006 was 24% compared to 20% in the second quarter of 2005 and 24% in the first quarter of 2006. Every division posted double-digit pre-tax operating margins for the second quarter of 2006.

Drilling and Evaluation
     Drilling and Evaluation revenue was up 25% in the second quarter of 2006 compared to the second quarter of 2005, and up 3% sequentially compared to the first quarter of 2006. Baker Hughes Drilling Fluids and INTEQ reported record revenue in the second quarter of 2006. Hughes Christensen’s revenue was down sequentially due to the impact of the spring break-up in Canada. Operating profit before tax was up 64% compared to the second quarter of 2005 and up 4% sequentially compared to the first quarter of 2006. Baker Hughes Drilling Fluids and INTEQ achieved record operating profit before tax in the second quarter of 2006. The quarterly year-over-year incremental pre-tax margin was 50%. The pre-tax operating margin in the second quarter of 2006 was 26% compared to 20% in the second quarter of 2005 and 26% in the first quarter of 2006. Baker Hughes Drilling Fluids and INTEQ posted record pre-tax operating margins in the second quarter of 2006.
Completion and Production
     Completion and Production revenue was up 24% in the second quarter of 2006 compared to the second quarter of 2005 and up 11% sequentially compared to the first quarter of 2006. Baker Oil Tools and Baker Petrolite recorded record revenue in the second quarter of 2006. Operating profit before tax was up 42% compared to the second quarter of 2005 and up 20% sequentially compared to the first quarter of 2006. Baker Oil Tools and Baker Petrolite achieved record operating profit before tax in the second quarter of 2006. The quarterly year-over-year incremental pre-tax margin was 35%. The pre-tax operating margin in the second quarter of 2006 was 23% compared to 20% in the second quarter of 2005 and 21% in the first quarter of 2006. Baker Oil Tools posted record pre-tax operating margin in the second quarter of 2006.
Geographic Highlights
     Revenue by geographic area for the three months ended June 30, 2006, March 31, 2006 and June 30, 2005, are detailed below. All results are unaudited and shown in millions. Additional information for prior periods beginning with the three months ended March 31, 2001 can be found on our website at www.bakerhughes.com/investor in the “investor relations/financial information” section of the website.
Revenue by Geography
(For the Three Months Ended June 30, 2006, March 31, 2006, and June 30, 2005)

			Europe,		Total
	North	Latin	Africa,	Middle East,	Oilfield
Three Months Ended	America[1]	America[2]	CIS[3]	Asia Pacific[4]	Operations

June 30, 2006	$975.0	$198.7	$604.0	$425.6	$2,203.3

March 31, 2006	941.2	185.7	556.1	379.0	2,062.0

June 30, 2005	740.2	180.8	500.8	345.7	1,767.5
1 United States and Canada.
2 Mexico, Central America and South America.
3 Europe, Africa, Russia and the Caspian area, excluding Egypt.
4 Middle East and Asia Pacific, including Egypt.

     North American revenue increased 32% in the second quarter of 2006 compared to the second quarter of 2005 and increased 4% sequentially compared to the first quarter of 2006. Highlights included:
•	INTEQ provided outstanding performance with a “penta-combo” logging-while-drilling system with no non-productive time for a customer in the Gulf of Mexico. During the process, 23,800 feet were drilled without any failures and over 700 circulating hours in nine long runs in one deep water well. In addition to the AutoTrak® rotary closed loop drilling system, OnTrak™ measurement-while-drilling, SoundTrak™ acoustic logging and TesTrak™ formation pressure testing services were used on the well. Other highlights included a successful sidetrack from vertical in the 14 1/2” x 17 1/2” hole using the AutoTrak G3 system, and a close overlap between the planned and actual well paths. The TesTrak tool was used by the client to calibrate third-party pore pressure data and real-time drilling decisions were taken using the tool.
•	Hughes Christensen’s new Genesis ZX® PDC technology delivered a significant performance improvement for a customer drilling in Osceola County, Michigan. The challenge was to develop a PDC bit that would increase rate of penetration (ROP) and total footage drilled to drive down cost-per-foot in a 12 1/4” hole section compared to roller cone tungsten carbide insert bits used in offset wells. Hughes Christensen engineers recommended a Genesis ZX bit which incorporates new cutter layouts designed for hard and abrasive formations to maximize durability without sacrificing ROP. The new style bit provided outstanding results, drilling approximately 100% farther and 65% faster than three offset wells that required two roller cone bits to reach section TD.
•	Centrilift successfully deployed its recently commercialized Thermo-Coil™ unit for an operator in South Texas. The Thermo-Coil system heats a wellbore to a temperature above dew point to prevent accumulation of liquids in a gas well that reduce production efficiency. The system was installed in a well previously unable to produce due to liquid loading. With the aid of the system, the well is now producing approximately 1.9MMCFPD.
     Latin American revenue increased 10% in the second quarter of 2006 compared to the second quarter of 2005 and increased 7% compared to the first quarter of 2006. Highlights included:
•	Baker Hughes Drilling Fluids successfully completed the first application of its PERFORMAX™ high performance water-based mud system for an operator in the Peruvian jungle of Latin America. The operator used the ALPLEX mud system, to improve shale inhibition and wellbore stability, while drilling the 17 1/2” upper hole section, and then displaced to the PERFORMAX™ system for the 12 1/4” interval. The operator needed a drilling fluid system that would meet environmental requirements while providing outstanding drilling performance in the difficult Chambira formation, which typically presents hole cleaning and pipe sticking problems when drilled with traditional water base muds. The PERFORMAX™ system provided excellent wellbore stability and the operator achieved all drilling, logging and casing objectives.
•	In Mexico, Baker Oil Tools successfully deployed its fourth expandable EXPress® Sand Screen System in a highly deviated well for a national oil company. Execution of the job was flawless.
•	In Venezuela, INTEQ’s coring group set a record in the deep Tomoporo field in Western Venezuela. A total of 1,615 feet of core were cut in 6 1/8” hole size. The coring interval was from 15,900 feet to 17,500 feet and overall recovery was an outstanding 99%. This represented the deepest well where such long footage has been cored in Venezuela.
     Europe, Africa, and CIS revenue was up 21% in the second quarter of 2006, compared to the second quarter of 2005, and was up 9% sequentially compared to the first quarter of 2006. Highlights included:
•	In Libya, Baker Hughes Drilling Fluids had continued success with the PERFORMAX® high performance water-based mud system in the Sirte basin of Libya. Use of the system has enabled the client to drill the complicated well design previously achieved only when drilling with oil-based mud.
•	In Nigeria, INTEQ took 52 TesTrak™ stations with 136 measurements of formation pressure while drilling for a super major. The logging interval of 2,800 feet was covered in less than 20 hours. The average duration per station was only 23 minutes, which included tool positioning, downlinking and uplink decoding.
•	Hughes Christensen delivered Best-in-Class performance in Tengiz field, Kazakhstan, by drilling the 12 1/4” section below a salt layer in One Fast Run for the first time in field history. The operator wanted to drill efficiently four different formation types at the fastest penetration rate possible. Hughes Christensen engineers recommended a 12 1/4” steel body Genesis® bit. The PDC bit set new field penetration rate benchmarks by drilling three of the four formations at record pace.
•	INTEQ reported the first deployment of the 4 3/4” AutoTrak® X-treme® system (in combination with CoPilot® drilling dynamics measurement tool and LithoTrak™ neutron porosity and formation density systems) offshore Denmark. The assembly was used to drill and geo-steer 12,100 feet of 6” horizontal hole to total depth. Three runs were performed using Hughes Christensen roller cone bits. The only trips required were for bits and upon reaching target depth. The drain hole was drilled at a rate of penetration more than 70% faster than the average drilling performance in the area.
•	INTEQ successfully performed its first TesTrak® formation pressure testing system run on Sakhalin in a horizontal extended reach well, the deepest well globally for the TesTrak system to date. The objectives — to measure formation pressure and validate reservoir pressure data from previous wireline runs — were fully achieved. In total, 21 test stations were successfully conducted. With a measured depth of 32,700 feet, the TesTrak tool performed its deepest measurement on record.
     Middle East and Asia Pacific revenue was up 23% in the second quarter of 2006, compared to the second quarter of 2005 and up 12% sequentially compared to the first quarter of 2006. Highlights included:

•	In China, INTEQ completed another successful deployment of the VertiTrak® automated vertical drilling system. A 16” section was completed in 45 days in the remote Northwest Tarim basin, where this section usually required 4-6 months to drill. Hole deviation problems due to high formation dip angles, a big concern for the operator, were overcome using the VeriTrak system.
•	In Malaysia, Baker Atlas logged a deepwater well for a super major. The two-hole sections were logged with the MREX SM magnetic resonance , 3DEX SM 3-D Resistivity measurement, HDIL SM high definition induction log, RCI®, Reservoir Characterization Instrument and seismic services at 100% operating efficiency. Due to unfavorable downhole conditions (high salinity and borehole inclinations from 20° to 30°) in the intermediate section, rush processing of the 3DEX data was required. Quick processing delivered accurate results to the client. Data accuracy was further validated by the 3DEX results obtained in the TD section of the well where the mud system had changed to synthetic-based mud and in-gauge hole conditions.
•	INTEQ flawlessly executed the Middle East’s first “penta-combo” service (OnTrak™, measurement-while-drilling; LithoTrak™, neutron porosity and formation density; SoundTrak™, acoustic logging; and TesTrak formation pressure sampling services) ahead of plan on an extended reach well for a large gas operator. The TesTrak service successfully performed 53 formation pressure points in a challenging environment. In real-time, INTEQ’s aXcelrate SM high speed telemetry service delivered high resolution data from the OnTrak, LithoTrak, and SoundTrak sensors. In memory, the OnTrak system acquired a gamma ray image, the LithoTrak service acquired a 16-sector density image, and the SoundTrak service provided high quality compressional (from monopole) and shear measurements (from quadrupole).
•	Hughes Christensen and INTEQ set back-to-back rate of penetration (ROP) records for a national oil company in Saudi Arabia. The performance challenge was designing a bottom hole assembly (BHA) that would allow the operator to efficiently drill extended horizontal sections out past 2,000 feet. Baker Hughes engineers recommended INTEQ’s new 4 3/4” AutoTrak® X-treme system with its integrated modular motor design to deliver high total rotary speed and torque at the bit. The system was coupled with a Hughes Christensen Genesis® bit specially designed to meet the rotary closed loop system’s requirements. The BHA was utilized to drill a lateral section and set a new field ROP record of 131.5 feet/hour, outperforming the old mark of 114 feet/hour held by a competitor’s product for nearly two years. On the next run, the all-BHI bottomhole assembly set another field performance record of 136.1 feet/hour.
Outlook
     The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Factors affecting these forward-looking statements are detailed below under the section titled “Forward-Looking Statements” in this news release. These statements include the impact from the adoption of FAS 123(R), Share-Based Payment; the sale of our interest in WesternGeco to Schlumberger at the end of April 2006; and the impact of expected stock repurchases. These statements do not include the potential impact of any other acquisition, disposition, merger, joint venture, or other transaction that could occur in the future.

     We have increased our guidance for revenue and income from continuing operations and modified our guidance for net interest expense and tax rate to reflect our revised outlook.
•	Revenue for the year 2006 is expected to be up 23-25% compared to the year 2005.
•	WesternGeco contributed $58.7 million in equity in income of affiliates through the sale at the end of April 2006.
•	Corporate and other expenses, excluding interest expense, are expected to be between $205 and $220 million for the year 2006.
•	Income from continuing operations per diluted share is expected to be between $7.07 and $7.37 for the year 2006. This includes the impact from the sale of our interest in WesternGeco, which resulted in a gain of $1.04 billion, net of tax, or approximately $3.07 per diluted share, based on our weighted average shares outstanding for the three months ended June 30, 2006. Income from continuing operations per diluted share, excluding the gain on the sale of our interest in WesternGeco, is expected to be between $4.00 and $4.30.
•	Capital spending is expected to be between $850 and $880 million for the year 2006.
•	Depreciation and amortization expense is expected to be between $445 and $460 million for the year 2006.
•	The tax rate on operating results for the third and fourth quarter is expected to be between 32.5% and 33.5%. The tax rate on operating results for the year 2006 is expected to be between 31.5% and 32.5%.
Conference Call
     The company has scheduled a conference call to discuss the results of today’s earnings announcement. The call will begin at 8:30 a.m. Eastern time, 7:30 a.m. Central time, on July 28, 2006. To access the call, which is open to the public, please contact the conference call operator at (800) 374-2469, or (706) 634-7270 for international callers, 20 minutes prior to the scheduled start time, and ask for the “Baker Hughes Conference Call.” A replay will be available through Friday, August 11, 2006. The number for the replay is (706) 645-9291 and the access code is 2187028. The call and replay will also be web cast on www.bakerhughes.com/investor.
Forward-Looking Statements
     This news release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “Forward—Looking Statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “may,” “likely” and similar expressions, and the negative thereof, are intended to identify forward—looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking-statements are also affected by the risk factors described in the company’s Annual Report on Form 10-K for the year ended December 31, 2005; the Company’s subsequent quarterly reports on Form 10-Q; and those set forth from time to time in our other filings with the Securities and Exchange Commission. The documents are available through the company’s web site or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward—looking statement.
     Our expectations regarding our business outlook, including changes in revenue, pricing, capital spending, profitability, strategies for our operations, impact of our common stock repurchases, oil and natural gas market conditions, market share and contract terms, costs and availability of resources, economic and regulatory conditions, and environmental matters are only our forecasts regarding these matters.
     These forecasts may be substantially different from actual results, which are affected by the following risk factors and the timing of any of those risk factors:
     Oil and gas market conditions — the level of petroleum industry exploration and production expenditures; drilling rig and oil and natural gas industry manpower and equipment availability; the price of, and the demand for, crude oil and natural gas; drilling activity; excess productive capacity; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as hurricanes, that affect exploration and production activities; OPEC policy and the adherence by OPEC nations to their OPEC production quotas; war, military action, terrorist activities or extended period of international conflict, particularly involving the U.S., Middle East or other major petroleum—producing or consuming regions; labor disruptions, civil unrest or security conditions where we operate; expropriation of assets by governmental action.
     Pricing, market share and contract terms — our ability to implement and affect price increases for our products and services; the effect of the level and sources of our profitability on our tax rate; the ability of our competitors to capture market share; our ability to retain or increase our market share; changes in our strategic direction; the effect of industry capacity relative to demand for the markets in which we participate; our ability to negotiate acceptable terms and conditions with our customers, especially national oil companies; our ability to manage warranty claims and improve performance and quality; our ability to effectively manage our commercial agents.
     Costs and availability of resources — our ability to manage the rising costs and availability of sufficient raw materials and components (especially steel alloys, copper, carbide, and chemicals); our ability to recruit, train and retain the skilled and diverse workforce necessary to meet our business needs; manufacturing capacity and subcontracting capacity at forecasted costs to meet our revenue goals; the availability of essential electronic components used in our products; the effect of competition, particularly our ability to introduce new technology on a forecasted schedule and at forecasted costs; potential impairment of long—lived assets; the accuracy of our estimates regarding our capital spending requirements; unanticipated changes in the levels of our capital expenditures; the need to replace any unanticipated losses in capital assets; the development of technology by us or our competitors that lowers overall finding and development costs; labor—related actions, including strikes, slowdowns and facility occupations.
     Litigation and changes in laws or regulatory conditions — the potential for unexpected litigation or proceedings; the legislative, regulatory and business environment in the U.S. and other countries in which we operate; outcome of government and internal investigations and legal proceedings; new laws, regulations and policies that could have a significant impact on the future operations and conduct of all businesses; changes in export control laws or exchange control laws; additional restrictions on doing business in countries subject to sanctions; financial impact of exiting certain countries; changes in laws in Russia or other countries identified by management for immediate focus; changes in accounting standards; changes in tax laws or tax rates in the jurisdictions in which we operate; resolution of audits by various tax authorities; ability to fully utilize our tax loss carryforwards and tax credits.
     Economic conditions — worldwide economic growth; the effect that high energy prices may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in international locations where we operate; the condition of the capital and equity markets in general; our ability to estimate the size of and changes in the worldwide oil and natural gas industry. Changes in the price of our stock may affect the results and timing of our stock repurchase program.
     Environmental matters — unexpected, adverse outcomes or material increases in liability with respect to environmental remediation sites where we have been named as a potentially responsible party; the discovery of new environmental remediation sites; changes in environmental regulations; the discharge of hazardous materials or hydrocarbons into the environment.
Baker Hughes is a leading provider of
drilling, formation evaluation, completion and production
products and services to the worldwide oil and gas industry.
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NOT INTENDED FOR BENEFICIAL HOLDERS